EXHIBIT 10.30

[Medtronic Letterhead]

February 12, 2015

Bryan Hanson
555 Long Wharf Drive, 8th Floor
New Haven, CT 06511

Dear Bryan,

Congratulations! It is with great pleasure that I offer you a new employment opportunity within Medtronic plc (“Medtronic”). Following is a summary of the terms of this position.

1.	Title

Executive Vice President and President, Covidien Business Group

In this role, you will serve as a member of the Medtronic Executive Committee, reporting to me. You shall have the responsibilities and duties commensurate with leading a Business Group at Medtronic, and such other duties and responsibilities that are assigned by me.

2.	Employment Location

Your assignment with Medtronic will be located at your current office location, subject to business travel consistent with your duties and responsibilities.

3.	Employment Start Date

Your employment with Medtronic will commence on January 26, 2015.

4.	Base Salary

Your annual base salary will be $750,000 per year (less applicable withholdings and deductions) commencing on January 26, 2015 and paid in accordance with Medtronic’s standard payroll practices.

5.	Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in the annual Medtronic Incentive Plan (“MIP”). Your participation will begin on January 26, 2015 with a target payout of 85% of eligible fiscal year earnings.

6.	Annual Long-Term Incentive Plan

You will be eligible to participate in Medtronic’s Long-Term Incentive Plan (LTIP) beginning with Fiscal Year 2016 (FY2016). The total target value of your FY2016 LTIP is $2,700,000 and is comprised of the following components:

•	Annual Long-Term Performance Plan (“LTPP”)

Beginning with the FY2016-FY2018 phase of the three-year performance cycle, you will be eligible to participate in the Long-Term Performance Plan (“LTPP”). Your target annualized award will be $891,000 (subject to the terms and conditions of the LTPP). The payout is based on company performance against pre-determined performance measures. Subject to approval by the appropriate committee, you will also be eligible to participate in subsequent 3-year phases that commence in succeeding fiscal years, to the extent such plans are implemented and subject to the terms and conditions of the LTPP plan document

•	Annual Nonqualified Stock Option Grant

You will be eligible for annual stock option awards beginning with FY2016. The anticipated grant date will be August 3, 2015 for FY2016 awards. The current grant amount (aggregate exercise price) is approximately $3,568,000 (targeted value of $892,000 as of the date of this letter) and vests 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

•	Performance-Based Restricted Stock Unit Grant

Beginning FY2016, you will be eligible for annual grants of performance-based restricted stock units. The FY2016 grant date will be August 3, 2015. The current grant target is $892,000 and vests 100% on the third anniversary of the date of grant, provided that the minimum company performance threshold, currently set at a 3% Cumulative Compound Annual Growth Rate for Diluted Earnings Per Share measured for FY2016-FY2018, is met. All terms and conditions of any restricted stock unit awards will be described in the restricted stock unit agreement provided following the grant date. Annual Performance-based restricted stock unit awards are subject to approval by the Compensation Committee of the Board of Directors.

•	Annual Officer’s Group Nonqualified Stock Option Grant

You will be eligible for an annual Officer’s Group stock option award beginning with FY2016. The anticipated grant date will be August 3, 2015 for FY2016 awards. The current grant amount (aggregate exercise price) is approximately $100,000 (targeted value of $25,000 as of the date of this letter) and vests 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

7.	Special New Hire Cash Bonus

You will be eligible to receive a new hire cash bonus in the amount of $1,000,000 (less applicable withholdings and deductions). The full amount will be paid to you within 30 calendar days following your Start Date with Medtronic.

8.	One-time, New Hire Non-Qualified Stock Option Grant

You will be granted a one-time stock option award with a targeted grant date value of $1,500,000, which is scheduled to be granted at the earliest opportunity following the Covidien acquisition transaction close and approval from Medtronic’s Board of Directors. The grant amount (aggregate exercise price of the options) is $6,000,000 and vests 50% on the one year anniversary after the date of grant, 25% on the two year anniversary after the date of grant, and 25% on the three year anniversary after the date of grant. The actual number of options for the total grant will be determined by the aggregate exercise price of the options divided by the market closing price for Medtronic stock on the grant date. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

9.	One-time, New Hire Restricted Stock Unit Grant

You will be granted a one-time, restricted stock unit award with a grant date value of $1,500,000, which is scheduled to be granted at the earliest opportunity following the Covidien acquisition transaction close and approval from Medtronic’s Board of Directors. The Restricted Stock Unit grant will vest 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and the remaining 25% on the third anniversary of the grant date; and is subject to the attainment by the Company of $1.00 diluted EPS threshold for the fiscal year ending prior to each vesting date.

The actual number of units for the total grant and for each vesting period will be based on the number of units granted on the grant date as determined by the grant date value of $1,500,000 divided by the market closing price for Medtronic stock on the actual grant date. The award is subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of the restricted stock unit award will be described in the restricted stock unit agreement provided following the grant date.

10.	Employee Benefits

You will be offered the same benefits as all other U.S. employees of Medtronic, including any benefits commensurate with your job level, upon meeting eligibility requirements as provided for in the Plan documents. An overview of Medtronic’s Benefit Programs will be included with the New Hire Employment Document Package that accompanies the formal offer letter. Enrollment in Medtronic’s Benefits, including Health, Wellness, and Retirement programs will occur during your new hire orientation.

11.	Business Allowance

In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly). A Business Allowance Program Brochure is included.

12.	Executive Physical Exam
In addition, you will be provided with a periodic medical examination under the Company’s Executive Physical Examination program. Details about the program are included with the Business Allowance Program Brochure.

13.	Stock Ownership Policy

Medtronic’s policy requires Section 16b officers to maintain Medtronic stock equal to three (3) times annual salary. Until the ownership guideline is met, officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting. Once the guideline is met, executives must retain 50% after-tax shares for one year following grant of equity compensation awards. All shares of Medtronic stock owned by you, including the after tax value of vested unexercised stock options and the after tax value of unvested restricted stock unit awards, count towards satisfying the stock ownership guideline.

14.	Deferred Compensation Plan

You will be eligible to participate in the next calendar year phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which will provide for deferral of calendar year 2016 compensation. If desired, you may enroll in the 2016 CAP during the annual enrollment period held in October 2015.

15.	Employee Agreement

As a condition of an offer of employment with Medtronic and as a condition of receiving the benefits identified herein, you must sign the Medtronic Employee Agreement, which specifies certain employment terms and conditions. You must sign and return the Employee Agreement prior to commencing employment.

16.	Severance

For the two (2)-year period following the Covidien acquisition transaction close, you will continue to be covered by the Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives (the “Covidien Severance Plan”). After that two (2)-year period, you will be treated in accordance with Medtronic’s policies.
You acknowledge that your new employment and position with Medtronic as described herein does not itself constitute an event entitling you to a Good Reason Resignation under the Covidien Severance Plan. Notwithstanding the previous sentence, if an event entitling you to a Good Reason Resignation under the Covidien Severance Plan occurs after the Covidien acquisition transaction close and during the two (2)-year period thereafter (for example, if Medtronic changes the terms of your employment to something other than as described herein), then you shall continue to be covered by the Covidien Severance Plan and be entitled to a Good Reason Resignation.

17.	Eligibility Documents

As required by federal law, Medtronic must verify that its employees are eligible to work in the United States. On or before your first day of employment, you may be required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S. Please bring acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. A Designated Medtronic Representative will then review your documentation and complete section 2 on Form I-9. Failure to produce the required documentation within 72 hours (unless a government authorized extension applies) may result in termination of employment. Medtronic is also a participant in the Department of Homeland Security’s E-Verify system. An employee hired on or after September 8, 2009 will be subject to E-Verify only after a Form I-9 has been completed for the employee. Medtronic does not tolerate the discrimination of applicants and employees based upon their national origin and citizenship (or immigration) status or any protected status when verifying employment eligibility through completion of the Form I-9 and the use of E-Verify.

18.	Other General Provisions

Medtronic is committed to providing reasonable accommodations so that all individuals may participate fully in their employment. If you need accommodations because of a medical condition, or a religious belief or practice, please discuss your request with your Human Resources partner, who will work with you to evaluate accommodation options.

After you have reviewed the terms of this letter, please indicate your acceptance by signing one copy in the space provided below and returning it to me. We look forward to your early response.

I know that you will find Medtronic a rewarding place to continue your career.

Best regards,

/s/ Omar Ishrak

Omar Ishrak
Chairman and Chief Executive Officer

I, Bryan Hanson, ACCEPT THIS OFFER OF FOR EMPLOYMENT AND AGREE TO THE TERMS AND CONDITIONS OUTLINED IN THIS LETTER. I UNDERSTAND THAT PROOF OF MY IDENTITY AND EMPLOYMENT ELIGIBILITY IS A CONDITION OF EMPLOYMENT, AND I MUST PROVIDE MEDTRONIC WITH PROOF OF MY IDENTITY AND EMPLOYMENT ELIGIBILITY TO QUALIFY FOR EMPLOYMENT. I UNDERSTAND THAT IF I PROVIDE FALSE OR MISLEADING INFORMATION, I MAY BE DISQUALIFIED FROM EMPLOYMENT.

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Bryan Hanson                    Date